                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                                 ____________________

                                     SCHEDULE 13G
                                    (RULE 13d-102)

              INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                  TO RULES 13d-1(b) AND (c) and AMENDMENTS THERETO
                              FILED PURSUANT TO 13d-2(b)
                                   (Amendment No.)




                          GASONICS INTERNATIONAL CORPORATION
                          ----------------------------------
                                   (NAME OF ISSUER)


                                     COMMON STOCK
                          ----------------------------------
                            (TITLE OF CLASS OF SECURITIES)


                                     367278 10 8
                          ----------------------------------
                                    (CUSIP NUMBER)

CUSIP NO. 367278 10 8                 13G                   Page 2 of 10 Pages

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                    DAVID J. TOOLE
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER
     OF A GROUP*                                              (a) / /   (b) /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                    UNITED STATES
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                     48,397 SHARES
 OWNED BY                    --------------------------------------------------
 REPORTING                    (6) SHARED VOTING POWER
 PERSON WITH                      154,999 SHARES HELD DIRECTLY BY THE DAVID
                                  TOOLE FAMILY LIMITED PARTNERSHIP OF WHICH
                                  DAVID TOOLE AND DIANE L. TOOLE ARE THE SOLE
                                  GENERAL PARTNERS AND 793,562 SHARES HELD
                                  DIRECTLY BY THE DAVID TOOLE & DIANE L.
                                  TOOLE FAMILY TRUST OF WHICH DAVID TOOLE AND
                                  DIANE L. TOOLE ARE THE SOLE TRUSTEES.
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  48,397 SHARES
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  154,999 SHARES HELD DIRECTLY BY THE DAVID
                                  TOOLE FAMILIY LIMITED PARTNERSHIP OF WHICH
                                  DAVID TOOLE AND DIANE L. TOOLE ARE THE SOLE
                                  GENERAL PARTNERS AND 793,562 SHARES HELD
                                  DIRECTLY BY THE DAVID TOOLE & DIANE L.
                                  TOOLE FAMILY TRUST OF WHICH DAVID TOOLE AND
                                  DIANE TOOLE ARE THE SOLE TRUSTEES.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    48,397
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            /X/
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    0.35%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
                    IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 367278 10 8                 13G                   Page 3 of 10 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                    DAVID TOOLE AND DIANE L. TOOLE FAMILY TRUST
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER
     OF A GROUP*                                              (a) / /   (b) /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                    CALIFORNIA
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                     793,562 SHARES OF WHICH DAVID TOOLE AND
 OWNED BY                         DIANE L. TOOLE ARE THE SOLD TRUSTEES AND
 REPORTING                        MAY BE DEEMED TO HAVE SHARED POWER TO VOTE
 PERSON WITH                      THE SHARES
                             --------------------------------------------------
                              (6) SHARED VOTING POWER
                                  SEE RESPONSE TO ROW 5.
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  793,562 SHARES OF WHICH DAVID TOOLE AND
                                  DIANE L. TOOLE ARE THE SOLE TRUSTEES AND
                                  MAY BE DEEMED TO HAVE SHARED DISPOSITIVE
                                  POWER OF THE SHARES.
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  SEE RESPONSE TO ROW 7.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    793,562
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    5.7%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
                    OO
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 367278 10 8                 13G                   Page 4 of 10 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                    DAVID TOOLE FAMILY LIMITED PARTNERSHIP
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER
     OF A GROUP*                                              (a) / /   (b) /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                    CALIFORNIA
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                     154,999 SHARES, OF WHICH DAVID TOOLE AND
 OWNED BY                         DIANE L. TOOLE ARE THE SOLE GENERAL
 REPORTING                        PARTNERS AND MAY BE DEEMED TO HAVE SHARED
 PERSON WITH                      POWER TO VOTE THE SHARES.
                             --------------------------------------------------
                              (6) SHARED VOTING POWER
                                  SEE RESPONSE TO ROW 5.
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  154,999 SHARES OF WHICH DAVID TOOLE AND
                                  DIANE L. TOOLE ARE THE SOLE GENERAL
                                  PARTNERS AND MAY BE DEEMED TO HAVE SHARED
                                  DISPOSITIVE POWER OF THE SHARES.
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  SEE RESPONSE TO ROW 7.
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    154,999
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    1.1%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
                    PN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 367278 10 8                 13G                   Page 5 of 10 Pages

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS.
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                    DIANE L. TOOLE
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER
     OF A GROUP*                                              (a) / /   (b) /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
                    UNITED STATES
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                     0 SHARES
 OWNED BY                    --------------------------------------------------
 REPORTING                    (6) SHARED VOTING POWER
 PERSON WITH                      154,999 SHARES HELD DIRECTLY BY DAVID TOOLE
                                  FAMILY LIMITED PARTNERSHIP OF WHICH DIANE L.
                                  TOOLE IS ONE OF THE SOLE GENERAL PARTNERS
                                  AND 793,562 SHARES HELD DIRECTLY BY DAVID
                                  TOOLE AND DIANE L. TOOLE FAMILY TRUST OF
                                  WHICH DIANE L. TOOLE IS ONE OF THE SOLE
                                  TRUSTEES AND MAY BE DEEMED TO HAVE SHARED
                                  VOTING POWER OF THE SHARES
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  0 SHARES.
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  154,999 SHARES HELD DIRECTLY BY DAVID TOOLE
                                  FAMILY LIMITED PARTNERSHIP OF WHICH DIANE
                                  L. TOOLE IS ONE OF THE SOLE GENERAL
                                  PARTNERS AND 793,562 SHARES HELD DIRECTLY
                                  BY DAVID TOOLE AND DIANE L. TOOLE FAMILY
                                  TRUST OF WHICH DIANE L. TOOLE IS ONE OF THE
                                  SOLE TRUSTEES AND MAY BE DEEMED TO HAVE
                                  SHARED DISPOSITIVE POWER OF THE SHARES.
 -------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    0
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            /X/
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    0%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
                    IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 6 of 10 Pages


ITEM 1(a)     NAME OF ISSUER:

              GaSonics International Corporation


ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              2540 Junction Avenue
              San Jose, CA  95134



ITEM 2(a)     NAME OF PERSON FILING:

              This statement is filed by David J. Toole, Diane Toole, David Toole Family Limited Partnership and David Toole and Diane L. Toole Family Trust sometimes collectively referred to as the "Reporting Persons."

              The Reporting Persons may be deemed to be a "group" for the purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934 and the rules thereunder (the "Act"), although each expressly disclaims any assertion or presumption that it or any of the other persons on whose behalf this statement is filed constitutes a "group'." The filing of this Statement and the Agreement attached as Exhibit 1 hereto should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.

ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              2540 Junction Avenue
              San Jose, CA  95134


ITEM 2(c)     CITIZENSHIP:

              See row 4 of cover page of every entity

                              Page 7 of 10 Pages


ITEM 2(d)     TITLE OF CLASS OF SECURITIES:

              Common Stock


ITEM 2(e)     CUSIP NUMBER:

              367278 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

              Not Applicable


ITEM 4.       OWNERSHIP.

              (a) Amount Beneficially Owned: See Row 9 of cover page for each entity.

              (b) Percent of Class: See Row 11 of cover page for each entity.

              (c)  Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote: See Row 5 of cover page for each entity.

                   (ii) shared power to vote or to direct the vote: See Row 6 of cover page for each entity.

                   (iii) sole power to dispose or to direct the disposition
                         of:  See Row 7 of cover page for each entity.

                   (iv) shared power to dispose or to direct the disposition of: See Row 8 of cover page for each entity.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

              Not Applicable

                              Page 8 of 10 Pages


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

              Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

              Not Applicable


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP. The Reporting Person may be deemed to be a "group" for the purposes of Section 13(d) and 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other persons on whose behalf this statement is filed constitutes a "group." The filing of this statement should not be construed to be an admission that any of the Reporting Persons is a member of a "group" consisting of one or more persons.

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.

              Not Applicable


ITEM 10.      CERTIFICATION.

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                              Page 9 of 10 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 5, 1998


/s/ Diane L. Toole
--------------------------------
Diane L. Toole


/s/ David J. Toole
--------------------------------
David J. Toole



DAVID TOOLE FAMILY LIMITED
PARTNERSHIP


By: /s/ David J. Toole
   ----------------------------

Title: Trustee
      -------------------------


DAVID TOOLE AND DIANE L. TOOLE
FAMILY TRUST


By: /s/ Diane L. Toole
   ----------------------------

Title: Trustee
      -------------------------

                              Page 10 of 10 Pages


                                   EXHIBIT 1

                        AGREEMENT RELATING TO JOINT FILING
                                 OF SCHEDULE 13G


          The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of GaSonics International Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Dated:  February 5, 1998



/s/ Diane L. Toole
--------------------------------
Diane L. Toole



/s/ David J. Toole
--------------------------------
David J. Toole



DAVID TOOLE FAMILY LIMITED
PARTNERSHIP


By: /s/ David J. Toole
   ----------------------------

Title: Trustee
      -------------------------

DAVID TOOLE AND DIANE L.
TOOLE FAMILY TRUST


By: /s/ Diane L. Toole
   ----------------------------

Title: Trustee
      -------------------------